Exhibit 16.1

December 15, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the statements included under Item 4 of Azul Holdings Inc's. Form 8-K dated December 11, 2000, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning Richard A. Eisner & Company, LLP included in that Form 8-K.

Very truly yours,



/s/ Richard A. Eisner & Company, LLP
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Richard A. Eisner & Company, LLP
New York, New York